EXHIBIT 10.1

EXECUTION VERSION
FIRST AMENDMENT TO TRANSFER AGREEMENT

This First Amendment to Transfer Agreement (this “Amendment”), dated as of April 5, 2011 is being entered by and among M & F Worldwide Corp., a Delaware corporation (formerly known as Power Control Technologies Inc., “MFW”), MCG Intermediate Holdings Inc., a Delaware corporation (“Newco”), Pneumo Abex LLC, a Delaware limited liability company (“Pneumo Abex”), PCT International Holdings Inc., a Delaware corporation (“PCT”), and Mafco Worldwide Corporation, a Delaware corporation (“Flavors Company”).

Recitals

A.  MFW, Newco, a predecessor in interest to Pneumo Abex named Pneumo Abex Corporation (“Old Pneumo Abex”) and PCT are parties to a Transfer Agreement dated as of June 15, 1995 (the “Transfer Agreement”).

B.  On October 29, 2004, Old Pneumo Abex and Flavors Company entered into a Assignment and Assumption Agreement that contains indemnification and advancement provisions by Flavors Company in favor of Old Pneumo Abex and certain other persons (collectively, such indemnification and advancement provisions, the “Flavors Indemnity”), and, on November 1, 2004, Old Pneumo Abex merged with and into Pneumo Abex.

C.  On February 1, 2011, MFW,  Pneumo Abex, PCT, Flavors Company, an affiliate of Newco, Cooper Industries LLC (“Cooper LLC”) and various affiliates of Cooper LLC entered into that certain Full and Final Release, Settlement and Indemnity Agreement (the “Settlement Agreement”), pursuant to which, among other things, (i) PCT and Cooper will establish a trust under Delaware law intended to qualify as a qualified settlement fund under Treasury Regulations promulgated pursuant to Internal Revenue Code § 468B (the “Trust”) that will, among other things, indemnify Pneumo Abex for asbestos-related personal injury claims (the “Pneumo Abex Asbestos Claims”) that are subject to indemnification pursuant to the Asset Purchase Agreement dated as of November 21, 1994 (the “1994 APA”) by and between Old Pneumo Abex and Wagner Electric Corporation (“Wagner”); (ii) Cooper LLC, whose predecessor in interest, Cooper Industries, Inc. (“Cooper Inc.”), was a party to the Mutual Guaranty Agreement dated as of December 30, 1994, will be relieved of its obligation as successor to Cooper Inc. to guaranty the good and faithful performance of Wagner’s indemnification obligation; (iii) PCT, the owner of the entire membership interest in Pneumo Abex, will contribute such interest to the Trust; (iv) PCT will also contribute $7.5 million to Pneumo Abex and $5 million to the Trust; and (v) the Flavors Company will contribute $7.5 million to the Pneumo Abex and the Flavors Indemnity will be terminated.

D.  To facilitate the transactions contemplated by the Settlement Agreement, and in recognition of the effects of these transactions on the rights and obligations of the parties under the Transfer Agreement, the parties to this Amendment wish to amend the

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Transfer Agreement’s terms and conditions, subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the recitals above and the terms and conditions set forth in this Amendment, the receipt and sufficiency of which the parties acknowledge, the parties agree, notwithstanding any provision contained in the Transfer Agreement to the contrary, as follows:

1.    Definitions.  Any capitalized term used and not defined in this Amendment shall have the meaning given to such term in the Transfer Agreement or the Settlement Agreement, with the meaning in the Transfer Agreement to take precedence over any inconsistency with the Settlement Agreement.

2.    Effectiveness.  This Amendment shall become effective on the Closing Date.

3.    Indemnification by Newco.  Effective as of the Closing, Newco shall indemnify, defend and hold harmless and pay or reimburse MFW, PCT, Pneumo Abex, the Trust, each Affiliate of any of them, all of the predecessors, directors, officers, employees and agents of any of the foregoing entities, and all of the heirs, executors, successors and assigns of any of the foregoing entities and individuals (collectively, the “Pneumo Indemnitees”) from and against any and all Non-Aerospace Liabilities and any and all losses of the Pneumo Indemnitees arising out of or due to any failure or alleged failure of Newco or any person designated by Newco to pay, perform or otherwise discharge in due course any Non-Aerospace Liability.

4.    Effect on Prior Indemnifications.  Effective as of the Closing, Sections 6 and 7 of the Transfer Agreement are terminated and no longer of any force or effect.  Notwithstanding the provisions of Section 3 of this Amendment, the Abex/Aerospace Tax Sharing Agreement shall govern all indemnification matters between or among Mafco Consolidated Group LLC (successor by conversion and name change to Abex Inc.), Newco, Aerospace and Pneumo Abex relating to Taxes (as such term is defined in the Abex/Aerospace Tax Sharing Agreement).

5.    No Third Party Beneficiary.  Nothing in this Amendment or in the Transfer Agreement as amended by this Amendment, express or implied, is intended or shall be construed to confer upon, or give to, any person, other than (a) the parties to this Amendment, (b) to the extent of the rights set forth in Section 3 of this Amendment, the Pneumo Indemnitees, and (c) each of the predecessors, successors and assigns of the foregoing entities and individuals (persons in categories (a)-(c) collectively, the “Intended Beneficiaries”), any remedy or claim under or by reason of this Amendment or the Transfer Agreement as amended by this Amendment or any term, covenant or condition in either of them.  All of the terms, covenants, conditions, promises and agreements contained in this Amendment and the Transfer Agreement as amended by this Amendment shall be for the sole and exclusive benefit of the Intended Beneficiaries.

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6.    Certain Provisions No Longer Effective.  Effective as of the Closing, Sections 12, 13 and 14 of the Transfer Agreement are terminated and no longer of any force or effect.

7.    Precedence of Conflicting Provisions.  Effective as of the Closing, Pneumo Abex shall not be in breach of this Amendment or the Transfer Agreement as amended by this Amendment if it shall fail to honor any obligation set forth in this Amendment or in the Transfer Agreement as amended by this Amendment to the extent that such obligation is in conflict with any provision of the Settlement Agreement or the other Transaction Documents.

8.    Miscellaneous.  This Amendment, together with the Transfer Agreement it amends, constitutes the entire agreement among the parties with respect to its subject matter and supersedes any prior or contemporaneous agreement or understanding with respect to such subject matter.  It may only be amended or assigned by a writing signed by all parties.  No waiver of any provision of this Amendment or the Transfer Agreement as amended by this Amendment in any circumstance shall be effective unless in writing and signed by the party to be charged, and no such waiver shall act as a waiver of such provision or any other provision under any other circumstance.  This Amendment and the Transfer Agreement as amended by this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Amendment shall be construed and enforced according to the laws of the State of Delaware, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Transfer Agreement by their duly authorized signatories as of the date first above written.

M & F Worldwide Corp. By: /s/ Steven Fasman Name: Steven Fasman Title: Senior Vice President	MCG Intermediate Holdings Inc. By: /s/ Steven Fasman Name: Steven Fasman Title: Senior Vice President
Pneumo Abex LLC By: /s/ Steven Fasman Name: Steven Fasman Title: President	PCT International Holdings Inc. By: /s/ Steven Fasman Name: Steven Fasman Title: Senior Vice President
Mafco Worldwide Corporation By: /s/ Steven Fasman Name: Steven Fasman Title: Assistant Secretary